UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2026

INFINITY NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42499	99-3407012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2605 Cranberry Square

Morgantown, WV 26508

(Address of principal executive offices, including zip code)

(304) 212-2350

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	INR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On March 20, 2026 (the “Closing Date”), Infinity Natural Resources, LLC (the “Issuer”) closed the previously announced private offering of $550.0 million aggregate principal amount of 7.625% senior notes due 2031 (the “Notes”). The Notes were issued under the Indenture, dated as of March 20, 2026 (the “Indenture”), by and among the Issuer, the guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes are the general unsecured, senior obligations of the Issuer. The Notes are guaranteed on a senior unsecured basis by the Guarantors and may be guaranteed by certain future subsidiaries of the Issuer.

The Notes will mature on April 1, 2031. The Notes bear interest at the rate of 7.625% per annum, payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 2026.

At any time prior to April 1, 2028, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes, with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 40% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if at least 50% of the aggregate principal amount of the Notes originally issued under the Indenture on the Closing Date remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

At any time prior to April 1, 2028, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100.00% of the principal amount of the Notes redeemed, plus a “make whole” premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption.

On or after April 1, 2028, the Issuer may redeem the Notes, in whole or in part, at the redemption prices set forth below, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2028	103.813%
2029	101.906%
2030 and thereafter	100.000%

If the Issuer experiences certain kinds of changes of control, each holder of the Notes may require the Issuer to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants that, among other things and subject to certain exceptions and qualifications, limit the ability of the Issuer and of their restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from its restricted subsidiaries to the Issuers or any of their restricted subsidiaries; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Upon an Event of Default (as defined in the Indenture), the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and accrued and unpaid interest on the Notes to be due and payable immediately.

The foregoing description of the Indenture is a summary only and is qualified in its entirety by reference to the Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

Notes Offering Pricing

On March 17, 2026, Infinity Natural Resources, Inc. (the “Company”) issued a press release in accordance with Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), announcing that the Issuer priced the offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Purchase Agreement

On March 17, 2026, the Issuer, the Company and the Guarantors entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”), in connection with the offering (the “Notes Offering”) of the Notes. The Issuer received net proceeds from the Notes Offering of approximately $537.4 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The Issuer intends to use the net proceeds from the Notes Offering to repay outstanding borrowings under our Credit Facility and for general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Issuer and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Issuer and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Issuer and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Issuer or the Guarantors having more than one year until maturity for a period of 60 days after the date of the Purchase Agreement without the prior written consent of the Representative.

Certain of the Initial Purchasers and/or their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Issuer, for which they received or will receive customary fees and expenses. Certain of the Initial Purchasers and/or their affiliates are lenders under the Issuer’s revolving credit facility. In particular, an affiliate of Citigroup Global Markets Inc. is the administrative agent under the Issuer’s revolving credit facility. Accordingly, any such Initial Purchasers and/or their affiliates will receive a portion of the net proceeds from the Notes Offering from the repayment of amounts outstanding under the Issuer’s revolving credit facility. In the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Issuer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1*	Indenture, dated as of March 20, 2026, by and among Infinity Natural Resources, LLC, the Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 7.625% Senior Notes due 2031 (included as Exhibit A in Exhibit 4.1 hereto).

99.1	Press Release, dated March 17, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY NATURAL RESOURCES, INC.

By:	/s/ Zack Arnold
Zack Arnold
President and Chief Executive Officer

Dated: March 23, 2026